Exhibit 10.1

AMENDMENT TO LOCK-UP AGREEMENT

August 15, 2007

Osiris Therapeutics, Inc.
7015 Albert Einstein Drive
Columbia, MD  21046

Gentlemen:

Reference is made to that certain Lock-Up Agreement dated October 30, 2006 (the “Original Agreement”) by Peter Friedli, Venturetec, Inc., and U.S. Venture 05, Inc, to and for the benefit of Osiris Therapeutics, Inc. (the “Company”), and pursuant to which Peter Friedli, Venturetec, Inc. and U.S. Venture 05, Inc. agreed, among other things, not to, directly or indirectly, offer, sell, contract to sell (including any short sales), grant any option to purchase, or otherwise to dispose of, any shares of common stock, par value $0.001 per share, of the Company, or to enter into any Hedging Transaction (as defined in the Original Agreement) relating to the common stock of the Company, during the Lock-Up Period (defined in the Original Agreement as commencing on October 30, 2006 and continuing until, and including January 30, 2008), without the prior written consent of the Company.

Each of the undersigned does hereby agree, subject to the limitations below, that the Original Agreement shall be, and hereby is, amended such that the Lock-Up Period will be extended and instead continue until, and include January 30, 2009, rather than and in lieu of January 30, 2008, as provided in the Original Lock-Up Agreement.

The extension of the Lock-Up Period as aforesaid, applies only to the undersigned, and in any event shall not apply to U.S. Venture 05, Inc., or to any shares held by or in the name of U.S. Venture 05, Inc. and deemed beneficially owned by Peter Friedli, except to the extent which his beneficial ownership of such shares results from his holding a pecuniary interest in such shares.  The extension of the Lock-Up Period as herein provided is in any event agreed to subject to the qualifications, limitations and exceptions otherwise provided for under the Original Lock-Up Agreement, all of which shall be deemed to apply equally during the Lock-Up Period as extended hereby.

This will further confirm that, in addition to the shares initially covered by the Original Lock-Up Agreement, the obligations of the undersigned hereunder and under the Original Lock-Up Agreement shall also apply to the 1,230,229 shares acquired by Peter Friedli, individually, and the 263,620 shares acquired by Venturetec, Inc., in each case in a private placement under Regulation S of the Securities Act of 1933, as amended, on June 6, 2007, together with any of the up to 222,222 shares that may be acquired by Peter Friedli, individually, in the future upon conversion of the $4.0 Million Convertible Promissory Note, also acquired by him on June 6, 2006, from Venturetec, Inc..   Each of the undersigned does hereby represent and warrant that he or it has full power and authority to enter into this Amendment to Lock-Up Agreement, which shall become effective when acknowledged in the space provided below, on behalf of the Company.

Sincerely,

By:	/s/ PETER FRIEDLI
Name:	Peter Friedli, Individually

VENTURETEC, INC.

By:	/s/ PETER FRIEDLI
Name:	Peter Friedli
Title:	President

Acknowledged this 20th day of September 2007

OSIRIS THERAPEUTICS, INC.

By:	/s/ C. RANDAL MILLS
Name:	C. Randal Mills, Ph.D.
Title:	President and Chief Executive Officer